Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A DELAWARE LIMITED LIABILITY COMPANY UNDER THE NAME OF "VIZIO MEDICAL DEVICES LLC" TO A DELAWARE CORPORATION, CHANGING ITS NAME FROM "VIZIO MEDICAL DEVICES LLC" TO "VIATAR CTC SOLUTIONS INC. ", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2014, AT 4:07 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4476299 8100V	AUTHENTICATION: 1161997

140237278	DATE: 02-25-14

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:07 PM 02/25/2014 FILED 04:07 PM 02/25/2014 SRV 140237278 - 4476299 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A

CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Limited Liability Company first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the Limited Liability Company first formed is December 18, 2007.

4.)	The name of the Limited Liability Company immediately prior to filing this Certificate is Vizio Medical Devices LLC.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is Viatar CTC Solutions Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate on the 25th day of February, A.D. 2014.

By:	/s/ Ilan Reich

Name:	Ilan Reich
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Title:	Chief Executive Officer
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